Exhibit 99.1

NEWS RELEASE

For Immediate Release

TriZetto Reports Record Revenue and Gross Margin,

and Robust New Business Bookings for Q2 06

NEWPORT BEACH, Calif. – August 1, 2006 – The TriZetto Group, Inc. (Nasdaq: TZIX) today reported record quarterly revenue of $87.7 million, which generated diluted earnings per share (EPS) of $0.14. These results represent increases of 21% and 27%, respectively, over the prior year’s second quarter results. Excluding the ($0.03) negative effect of expensing stock-based compensation under SFAS 123R, which was not included in last year’s EPS, the comparable EPS increase was 55%. New contract bookings were a robust $78.6 million.

“The pace of change in the payer market continues to accelerate, driven by changing employer and consumer behavior, more state and federal government initiatives and rapid evolution and adoption of new technologies,” said Jeff Margolis, TriZetto’s chairman and chief executive officer. “Our strong second quarter results reflect our customers’ proactive response to these many forces as they enhance their I.T. systems to gain or preserve competitive position. I am very pleased with the growth we are generating and we are quite confident that we are on track to reach or exceed the company’s stated objectives of growing revenue at 8%-12% and growing Adjusted EBITDA at a rate approaching 30% on a year-over-year basis.”

“Our ongoing improvements in sales processes, shift to a market facing culture and increasingly focused investments in solutions development drove new revenue records for software maintenance and consulting in the second quarter,” added Kathleen Earley, TriZetto’s president and chief operating officer. “We also delivered our second-best software license revenue quarter, representing a nice blend of enterprise administration software, components and care management.”

Financial Summary (in millions, except per share amounts)

	Quarter Ended	Quarter Ended
	Jun. 30, 2006	Jun. 30, 2005	Change
Revenue	$87.7	$72.5	21.0%
Bookings	$78.6	$85.3	-7.9%
Total Backlog	$717.5	$638.9	12.3%
Diluted EPS	$0.14	$0.11	27.3%
Net Income	$6.4	$5.0	28.0%
Adjusted EBITDA*	$15.3	$10.1	51.5%
Cash Resources	$76.5	$56.4	35.6%
Cash Provided by Operations	$6.4	$6.9	-7.2%
Capital Expenditures	$7.3	$4.4	65.9%

*	Definition and reconciliation to GAAP is included in the attached financial schedules

Revenue

Second quarter 2006 revenue totaled $87.7 million, versus $72.5 million for the second quarter of 2005. The $15.2 million change included increases of $6.9 million in software license, $4.7 million in consulting and other non-recurring, $2.6 million in software maintenance and $1.0 million in outsourced services revenue.

Non-recurring revenue represented 50.2% of total revenue in the second quarter of 2006, compared to 44.7% in the year-ago quarter, driven by the larger increases in license and consulting revenue.

New Business Bookings

TriZetto signed new customer contracts in the second quarter of 2006 with a total value of $78.6 million, compared to $85.3 million in the year-ago quarter. Contract bookings comprise a mix of current and future period revenue and represent the expected minimum total revenue to be generated under each contract. New contract bookings will vary from one quarter to the next. New second-quarter contract bookings included $25.5 million for consulting, implementation services, software customization and other services; $37.3 million for software license contracts; and $15.8 million for outsourced services contracts (software hosting, business process outsourcing and other services).

Backlog

The company’s total revenue backlog was approximately $718 million at June 30, 2006, compared to $639 million at June 30, 2005 and $705 million at March 31, 2006. Twelve-month revenue backlog was approximately $186 million at June 30, 2006, compared to $175 million at June 30, 2005 and $187 million at March 31, 2006. The timing of contract closings and other factors can cause the company’s backlog to vary from one quarter to the next.

Profitability

Second quarter 2006 net income was $6.4 million, or $0.14 per diluted share, compared to net income of $5.0 million, or $0.11 per share, for the second quarter in 2005. Second quarter 2006 EPS included a ($0.03) negative impact from both the equity and cash expense effects of adopting Statement of Financial Accounting Standards No. 123R, which requires all companies to expense stock-based compensation beginning in 2006. EPS of $0.14 was up 27% compared to the 2005 second quarter. Excluding the ($0.03) impact of SFAS 123R to the second quarter of 2006, EPS increased by 55% from the year-ago quarter. For the first half of 2006, EPS was $0.29, up 38% versus $0.21 in 2005. Excluding the ($0.07) year-to-date impact of SFAS 123R to the first half of 2006, EPS increased by 71% from the prior year.

The second quarter effective tax rate was 5.3% reflecting a one-time state tax benefit. Absent this state benefit, the effective tax rate for the quarter would have been 9.4%. At June 30, 2006, TriZetto had $58 million in NOL carryforwards.

Adjusted EBITDA was $15.3 million for the second quarter of 2006, compared to $10.1 million in the year ago quarter. TriZetto reports earnings in accordance with Generally Accepted Accounting Principles (GAAP), and additionally reports certain non-GAAP measures, such as Adjusted EBITDA, believing that these provide additional information for investors to evaluate the company’s financial performance. A definition of Adjusted EBITDA and a reconciliation to GAAP measures are included in the attached financial schedules.

Gross margin for the second quarter 2006 was 48.5%, compared to 46.1% a year ago. The 240 basis point improvement was driven primarily by improved pricing, a higher-margin mix of revenue in the quarter and operating efficiencies.

Research and development expenses represented 12.2% of revenue in the second quarter of 2006, 60 basis points higher than 11.6% of revenue for the year-ago quarter. This increase reflected incremental development for cost and quality of care solutions acquired in December 2005, as well as continuing investments in core administration and component software to add new capabilities and functionality.

Second quarter 2006 selling, general and administrative expenses increased $5.2 million, increasing as a percentage of revenue to 27.4% from 25.9% in the year-ago quarter. The increase was primarily driven by staff additions, higher legal expenses and SFAS 123R stock option expense.

Cash Resources and Cash Flow

Cash, restricted cash and short-term investments totaled $76.5 million at June 30, 2006, versus $56.4 million at June 30, 2005. Net cash provided by operating activities during the second quarter of 2006 was $6.4 million, compared to $6.9 million for the 2005 quarter. Capital expenditures in the second quarter of 2006 were $7.3 million, versus $4.4 million for the year-ago quarter. Significant uses of cash in the quarter included payments on the revolving line of credit and transaction fees related to the CareKey acquisition, which totaled $16.5 million. Days sales outstanding for the second quarter of 2006 was 61 days, versus 57 in the year-ago quarter.

Update on McKesson Litigation

As previously reported, McKesson Information Solutions LLC filed a lawsuit against TriZetto in September 2004 alleging that the clinical editing functionality of the company’s Facets, QicLink and ClaimFacts software products infringe a patent acquired by McKesson. In April 2006, in response to TriZetto’s motion for summary judgment, the court ruled that these software products do not infringe 12 of the 15 claims of McKesson’s patent. Later that month, a jury trial commenced on the first phase of this case to determine whether TriZetto’s software products infringe any of the remaining three patent claims. On April 26, 2006, the jury found that the company’s software infringes claims 1 and 2, but not claim 16 of the patent.

TriZetto has filed several motions for summary judgment to invalidate the patent, which have not yet been ruled upon. If the patent is not invalidated on summary judgment, a second jury trial will commence to decide TriZetto’s validity, estoppel and laches defenses and McKesson’s damages, if any. Currently, the second jury trial is scheduled to begin on October 3, 2006. Separate from the trial, TriZetto will attempt to invalidate the patent by seeking reexamination of the patent by the Patent and Trademark Office (PTO). In connection with this process, TriZetto will submit prior art that previously was not considered by the PTO before it issued the patent.

The company has not accrued any liability related to this lawsuit as the company does not believe at this time that its liability to McKesson, if any, is probable and capable of being reasonably estimated. TriZetto and McKesson have been involved in recent settlement discussions to resolve this matter. TriZetto will provide further updates on this matter in the event TriZetto and McKesson execute a binding settlement agreement. As previously reported, TriZetto’s attorney fees and other defense costs related to this matter are being expensed as incurred.

Guidance for 2006 Includes SFAS 123R

For the full year 2006, TriZetto is increasing its revenue guidance and expects between $325 and $340 million of revenue, representing an 11% to 16% increase over 2005. TriZetto expects diluted EPS to be $0.55 to $0.60, which includes an estimated ($0.14) per share negative impact, as compared to 2005, for the effect of adopting Statement of Financial Accounting Standards No. 123R, which requires all companies to expense stock-based compensation for 2006. Adjusted EBITDA for 2006, which excludes stock-based compensation expense, is expected to be between $63 and $67 million, an increase of 31% to 39% over 2005 Adjusted EBITDA. Capital expenditures in 2006 are expected to be between $18 and $22 million. Diluted share count for 2006 is expected to be approximately 46 million.

For the third quarter of 2006, the company expects revenue of between $78 and $84 million, EPS of between $0.14 and $0.16 on a diluted share count of approximately 46 million, and Adjusted EBITDA of between $15.5 and $18 million.

TriZetto is focused on growing Adjusted EBITDA at a long-term targeted rate approaching 30% per year, while maintaining capital spending at approximately the company’s current rate. TriZetto projects that organic revenue growth of 8% to 12% will be required to achieve this target, depending on the mix of sales.

Conference Call

TriZetto will host a conference call at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time today to discuss the quarter’s results. Investors may access the webcast through TriZetto’s web site at www.trizetto.com, first by clicking on the Investors button, and then on the Company Information drop-

down menu item. The conference call will be archived and available through TriZetto’s web site for 30 days following the call.

The webcast will also be distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About TriZetto

Touching more than 35% of the U.S. insured population, TriZetto is distinctly focused on accelerating the ability of healthcare payers to lead the industry’s transformation. The company provides premier information technology solutions that enhance its customers’ revenue growth, drive their administrative efficiency, and improve the cost and quality of care for their members. Healthcare payers include national and regional health insurance plans, and benefits administrators that provide transaction services to self-insured employer groups. The company’s broad array of payer-focused information technology offerings include enterprise and component software, hosting and business process outsourcing services, and consulting. Headquartered in Newport Beach, California, TriZetto can be reached at 949-719-2200 or at www.trizetto.com.

Important Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements about future revenue, profits, cash flows and financial results, the market for TriZetto’s services, future service offerings, industry trends, client and partner relationships, acquisitions, TriZetto’s operational capabilities, future financial structure, uses of cash, acquisitions or proposed transactions. Actual results may differ materially from those stated in any forward-looking statements based on a number of factors, including the ability of TriZetto to successfully integrate the businesses of TriZetto and its acquisitions or partners; the contributions of acquisitions to TriZetto’s operating results; the effectiveness of TriZetto’s implementation of its business plan, the market’s acceptance of TriZetto’s new and existing products and services, the timing of new bookings, risks associated with management of growth, reliance on third parties to supply key components of TriZetto’s services, attraction and retention of employees, variability of quarterly operating results, competitive factors, other risks associated with acquisitions, changes in demand for third party products or solutions which form the basis of TriZetto’s service and product offerings, financial stability of TriZetto’s customers, the ability of TriZetto to meet its contractual obligations to customers, including service level and disaster recovery commitments, changes in government laws and regulations; any adverse result in, or settlement of, the McKesson patent litigation matter and risks associated with rapidly changing technology, as well as the other risks identified in TriZetto’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting TriZetto’s Investor Relations department at 949-719-2225 or at TriZetto’s web site at www.trizetto.com. All information in this release is as of August 1, 2006. TriZetto undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

# # #

Contacts:	Investors: Brad Samson 949-719-2220 brad.samson@trizetto.com	Media: Audrey McDill 303-495-7197 audrey.mcdill@trizetto.com

The TriZetto Group, Inc.

Condensed Consolidated Statements of Operations

Adjusted EBITDA Presentation (1)

(unaudited and in thousands)

	Three Months Ended June 30,
	2006	2005
Revenue
Recurring revenue	$43,677	$40,116
Non-recurring revenue	44,033	32,392

Total revenue	87,710	72,508

Cost of revenue
Recurring revenue	21,567	21,919
Non-recurring revenue	18,699	15,100

Total cost of revenue	40,266	37,019

Gross profit	47,444	35,489

Operating expenses
Research and development	10,417	8,363
Sales and marketing	7,331	6,489
General and administrative	14,372	10,565

	32,120	25,417
Adjusted EBITDA	15,324	10,072

Operating depreciation and amortization	5,501	5,913
Amortization of other intangible assets	1,068	857
Stock-based compensation	2,016	293
Loss on contracts, net	—	(2,877)
Restructuring, impairment and other	79	550

	8,664	4,736
Income from operations	6,660	5,336

Interest income	945	182
Interest expense	(835)	(178)

Income before provision for income taxes	6,770	5,340

Provision for income taxes	(356)	(361)

Net income	$6,414	$4,979

(1)	See accompanying notes for a definition of Adjusted EBITDA and a reconciliation of Net income to Adjusted EBITDA

The TriZetto Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

	Three Months Ended June 30,
	2006	2005
Revenue
Recurring revenue	$43,677	$40,116
Non-recurring revenue	44,033	32,392

Total revenue	87,710	72,508

Cost of revenue
Recurring revenue	23,803	24,769
Non-recurring revenue	21,409	17,214

	45,212	41,983
Recurring revenue—loss on contracts	—	(2,877)

Total cost of revenue	45,212	39,106

Gross profit	42,498	33,402

Operating expenses
Research and development	10,743	8,434
Selling, general and administrative	24,027	18,775
Amortization of other intangible assets	1,068	857

Total operating expenses	35,838	28,066

Income from operations	6,660	5,336

Interest income	945	182
Interest expense	(835)	(178)

Income before provision for income taxes	6,770	5,340

Provision for income taxes	(356)	(361)

Net income	$6,414	$4,979

Net income per share:
Basic	$0.15	$0.12

Diluted (1)	$0.14	$0.11

Weighted average shares outstanding:
Basic	42,370	41,988

Diluted	45,394	44,816

Other financial data (2):
Adjusted EBITDA	$15,324	$10,072
12-month backlog	$186,100	$174,800
Total backlog	$717,500	$638,900

(1)	For the quarter ended June 30, 2006, both debt and equity treatment of the long-term convertible debt yielded the same diluted earnings per share results.

(2)	See accompanying notes for a definition of 12-month and total backlog, and for a definition of Adjusted EBITDA and a reconciliation of Net income to Adjusted EBITDA

The TriZetto Group, Inc.

Condensed Consolidated Statements of Operations

Adjusted EBITDA Presentation (1)

(unaudited and in thousands)

	Six Months Ended June 30,
	2006	2005
Revenue
Recurring revenue	$87,387	$79,139
Non-recurring revenue	85,641	65,187

Total revenue	173,028	144,326

Cost of revenue
Recurring revenue	44,815	42,816
Non-recurring revenue	35,363	29,350

Total cost of revenue	80,178	72,166

Gross profit	92,850	72,160

Operating expenses
Research and development	20,586	16,613
Sales and marketing	13,207	11,756
General and administrative	28,014	21,693

	61,807	50,062
Adjusted EBITDA	31,043	22,098

Operating depreciation and amortization	11,064	11,501
Amortization of other intangible assets	2,576	1,740
Stock-based compensation	3,544	544
Loss on contracts, net	—	(2,877)
Restructuring, impairment and other	4	1,111

	17,188	12,019
Income from operations	13,855	10,079

Interest income	1,835	371
Interest expense	(1,667)	(537)
Other income	180	—

Income before provision for income taxes	14,203	9,913

Provision for income taxes	(951)	(636)

Net income	$13,252	$9,277

(1)	See accompanying notes for a definition of Adjusted EBITDA and a reconciliation of Net income to Adjusted EBITDA

The TriZetto Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

	Six Months Ended June 30,
	2006	2005
Revenue
Recurring revenue	$87,387	$79,139
Non-recurring revenue	85,641	65,187

Total revenue	173,028	144,326

Cost of revenue
Recurring revenue	49,498	48,167
Non-recurring revenue	40,535	33,425

	90,033	81,592
Recurring revenue—loss on contracts	—	(2,877)

Total cost of revenue	90,033	78,715

Gross profit	82,995	65,611

Operating expenses
Research and development	21,221	16,915
Selling, general and administrative	45,343	36,877
Amortization of other intangible assets	2,576	1,740

Total operating expenses	69,140	55,532

Income from operations	13,855	10,079

Interest income	1,835	371
Interest expense	(1,667)	(537)
Other income	180	—

Income before provision for income taxes	14,203	9,913

Provision for income taxes	(951)	(636)

Net income	$13,252	$9,277

Net income per share:
Basic	$0.31	$0.22

Diluted (1)	$0.29	$0.21

Weighted average shares outstanding:
Basic	42,140	41,852

Diluted	45,548	44,383

Other financial data (2):
Adjusted EBITDA	$31,043	$22,098
12-month backlog	$186,100	$174,800
Total backlog	$717,500	$638,900

(1)	For the six months ended June 30, 2006, both debt and equity treatment of the long-term convertible debt yielded the same diluted earnings per share results.

(2)	See accompanying notes for a definition of 12-month and total backlog, and for a definition of Adjusted EBITDA and a reconciliation of Net income to Adjusted EBITDA

The TriZetto Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
	June 30,	December 31,
	2006	2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$75,495	$106,940
Restricted cash	992	1,543
Accounts receivable, net	62,081	41,745
Prepaid expenses and other current assets	11,127	11,375

Total current assets	149,695	161,603
Property and equipment, net	25,425	25,730
Capitalized software development costs, net	28,804	28,724
Goodwill	75,545	87,170
Other intangible assets, net	30,058	3,335
Other assets	10,633	11,177

Total assets	$320,160	$317,739

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable	$754	$120
Current portion of capital lease obligations	1,029	1,979
Accounts payable	12,001	14,959
Accrued liabilities	27,591	56,957
Deferred revenue	43,027	35,625

Total current liabilities	84,402	109,640
Long-term convertible debt	100,000	100,000
Long-term revolving line of credit	4,000	—
Other long-term liabilities	1,984	1,752
Capital lease obligations	674	1,065
Deferred revenue	4,026	3,924

Total liabilities	195,086	216,381

Common stock	44	42
Additional paid-in capital	369,662	362,186
Deferred stock compensation	—	(2,986)
Accumulated deficit	(244,632)	(257,884)

Total stockholders’ equity	125,074	101,358

Total liabilities and stockholders’ equity	$320,160	$317,739

The TriZetto Group, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Backlog

Total backlog is defined as revenue we expect to generate in future periods from existing customer contracts. Our 12-month backlog is defined as the revenue we expect to generate from existing customer contracts over the next 12 months. Most of the revenue in our backlog is derived from multi-year recurring revenue contracts (including software hosting, business process outsourcing, IT outsourcing, and software maintenance). For purposes of calculating our backlog and based upon our previous experience, we assume software maintenance contracts will be renewed for a period of up to seven years. We classify revenue from software license and consulting contracts as non-recurring. Consulting revenue is included in the backlog when the revenue from such consulting contract will be recognized over a period exceeding 12 months.

Non-GAAP Financial Measures

In this press release and our other public statements in connection with this press release, we use the non-GAAP financial measure, “Adjusted EBITDA,” as originally defined in our press release dated October 25, 2005. We define Adjusted EBITDA as net income, excluding the impact of interest expense, income taxes, depreciation and amortization, charges for facility closures and asset impairment, stock-based compensation expense and charges for expected future loss on contracts. We use Adjusted EBITDA to provide meaningful supplemental information regarding our operating performance and profitability by excluding certain expenses and expenditures that may not be indicative of our core business operating results. Because our capital structure, effective income tax rates, capitalized asset values and equity-based compensation levels are different than those of other companies, we believe that Adjusted EBITDA facilitates comparisons of our results of operations with those of other companies. Further, we believe that Adjusted EBITDA, which excludes certain factors which are not indicative of ongoing operations such as charges for facility closures, asset impairment and future loss on contracts, can assist management and investors in assessing the financial operating performance and underlying strength of our core business. We use Adjusted EBITDA in our cash bonus program to evaluate management’s performance for compensation purposes, and we have agreed with our lender to maintain levels of an adjusted form of EBITDA as specified in financial covenants to our secured debt facility.

During the fourth quarter of 2003, we decided to wind-down our outsourcing services to physician group customers. In the second quarter of 2005, we executed termination agreements with our two remaining physician group customers. This resulted in the reversal of the remaining balance in our loss on contracts accrual of $2.9 million. This amount was excluded from Adjusted EBITDA as it is not indicative of ongoing operations.

We also excluded from Adjusted EBITDA losses for facility closures of approximately $79,000 in the first six months of 2006 and approximately $1.1 million in the same period of 2005. The charges reflected our remaining payment obligations under lease agreements for closed facilities. Because the facilities were non-performing, we excluded the charges from Adjusted EBITDA as they were not indicative of our ongoing operations.

Additionally, during the first six months of 2006, we recognized gains of $75,000 from the sale of our credentialing and verification business and $180,000 from the sale of a domain name, which were eliminated from Adjusted EBITDA. We excluded these gains from Adjusted EBITDA as they related to a business we had decided to exit and a one-time sale of an asset and therefore are not indicative of our ongoing operations.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 123R, “Share-Based Payment.” This statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R, using the modified prospective method. Under this method, the provisions of SFAS 123R apply to all awards granted or modified after the date of adoption. Consistent with our definition noted above to exclude stock-based compensation expense, Adjusted EBITDA excludes the impact of the equity expense of SFAS 123R and other stock-based compensation expenses.

Adjusted EBITDA is not a recognized term under GAAP and should not be considered in isolation of, or as a substitute for, the information prepared and presented in accordance with GAAP. In addition, Adjusted EBITDA should not be considered as a measure of liquidity or free cash flow for management’s discretionary use, as it excludes certain cash requirements such as interest expense, income taxes, costs to replace depreciated or amortized assets, costs arising from certain facility closures and losses on contracts. Because not all companies calculate Adjusted EBITDA identically, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. We compensate for these limitations by relying primarily on our GAAP results and use Adjusted EBITDA supplementally.

Reconciliation of Non-GAAP Financial Measures

The following schedule provides a reconciliation of GAAP Net income to Adjusted EBITDA for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net income	$6,414	$4,979	$13,252	$9,277
Interest (income) expense, net	(110)	(4)	(168)	166
Provision for income taxes	356	361	951	636
Operating depreciation and amortization	5,501	5,913	11,064	11,501
Amortization of other intangible assets	1,068	857	2,576	1,740
Stock-based compensation	2,016	293	3,544	544
Loss on contracts	—	(2,877)	—	(2,877)
Restructuring, impairment and other charges	79	550	4	1,111
Other income	—	—	(180)	—

Adjusted EBITDA	$15,324	$10,072	$31,043	$22,098

The following schedules provide a reconciliation of non-GAAP financial guidance for the periods indicated (in thousands, except per share amounts):

	Q3 2006 Guidance
	Low Range	High Range
Adjusted EBITDA	$15,500	$18,000

Operating expenses
Operating depreciation and amortization	(5,250)	(6,000)
Amortization of other intangible assets	(1,250)	(1,250)
Stock-based compensation	(1,750)	(2,000)
Interest and other income, net	—	(250)
Income taxes	(750)	(1,000)

	(9,000)	(10,500)

Net income	$6,500	$7,500

Net income per share:
Diluted	$0.14	$0.16
Weighted average shares outstanding:
Diluted	46,000	46,000

	2006 Guidance
	Low Range	High Range
Adjusted EBITDA	$63,000	$67,000

Operating expenses
Operating depreciation and amortization	(22,000)	(23,250)
Amortization of other intangible assets	(5,250)	(5,250)
Stock-based compensation	(7,250)	(7,250)
Interest and other income, net	(500)	(750)
Income taxes	(2,500)	(3,000)

	(37,500)	(39,500)

Net income	$25,500	$27,500

Net income per share:
Diluted	$0.55	$0.60
Weighted average shares outstanding:
Diluted	46,000	46,000